Exhibit 8.1

3330 Hillview Ave.

Palo Alto, CA 94304

United States

www.kirkland.com

May 27, 2022

Footprint International Holdco, Inc.

250 E. Germann Road

Gilbert, AZ 85297

Ladies and Gentlemen:

We have acted as counsel to Footprint International Holdco, Inc., a Delaware corporation (“Footprint”), in connection with the Agreement and Plan of Merger, dated as of December 13, 2021 (the “Agreement”), by and among Footprint, Gores Holdings VIII, Inc., a Delaware corporation (“Gores”), Frontier Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Frontier Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”).

Pursuant to the Agreement, (i) at the Effective Time, Merger Sub I will merge with and into Footprint (the “First Merger”), with Footprint surviving the First Merger (Footprint, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”), and (ii) at the Second Effective Time, the Surviving Corporation will merge with and into Merger Sub II, whereupon the separate existence of the Surviving Corporation will cease, with Merger Sub II surviving the Second Merger (the “Second Merger” and, collectively with the First Merger, the “Mergers”). All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being delivered in connection with the preparation and filing of the Registration Statement on Form S-4 of Gores filed in connection with the Mergers (File No. 333-262663), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Form S-4”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Form S-4.

You have requested our opinion as to whether the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In providing this opinion, we have assumed (without any independent investigation or review thereof) the following:

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All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination.

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Footprint International Holdco, Inc.

May 27, 2022

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All factual representations, warranties, and statements made or agreed to by the parties to the Agreement, any representation letters provided to us by any party to the Agreement, and any agreements or documents referenced in the foregoing or otherwise related to the Business Combination (the “Transaction Documents”) are true, correct, and complete at all times until the Closing Date, in each case, without regard to any qualification as to knowledge, belief, or otherwise.

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The description of the Business Combination in the Form S-4 is accurate, the Business Combination will be consummated in accordance with such description and with the Transaction Documents, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Transaction Documents.

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The Transaction Documents and the Form S-4 represent the entire understanding of the parties to the Agreement with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Transaction Documents, and no material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the Code, the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing at the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any matter other than whether the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The U.S. federal income tax consequences of the Business Combination are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Footprint International Holdco, Inc.

May 27, 2022

Based on and subject to the foregoing and the qualifications and limitations herein and in the Form S-4, we are of the opinion that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is furnished to you solely for use in connection with the Form S-4. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to us in the Form S-4. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP